Exhibit 3.6

                           CERTIFICATE OF ELIMINATION

                  ELIMINATING CLASS OF SERIES A PREFERRED STOCK

                                       OF

                              ALFACELL CORPORATION

        (Pursuant to Section 151 of the Delaware General Corporation Law)

            The undersigned, being the President and Chief Executive Officer of Alfacell Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies, pursuant to Section 151 of the DGCL, that:

            1. The name of the corporation is Alfacell Corporation (the "Company").

            2. On September 2, 2003, the Company filed a Certificate of Designation creating a class of capital stock designated as Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), and authorized the issuance of two hundred thousand (200,000) shares of such class.

            3. No shares of the Series A Preferred Stock are outstanding and none will be issued pursuant to the Certificate of Designation listed in paragraph two (2) above.

            4. Pursuant to the authorization and direction of the Board of Directors of the Company, adopted by the resolution set forth below, the Company hereby eliminates the Class of Series A Preferred Stock.

            5. The following is the resolution of the Company's Board of Directors eliminating such class of preferred stock:

      RESOLVED, that pursuant to Section 151 of the Delaware General Corporation Law, there currently being no outstanding shares of the Company's Series A Preferred Stock and that no shares will be issued subject to the Certificate of Designation setting forth the relative rights and preferences of the shares of such series which was previously filed with the Delaware Secretary of State on September 2, 2003, the officers of the Company be and are hereby authorized to file with the Delaware Secretary of State a Certificate of Elimination reciting this resolution and such Certificate will have the effect of eliminating from the Company's Certificate of Incorporation, as amended, all matters set forth in the Series A Preferred Stock Certificate of Designation.


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            IN WITNESS WHEREOF, this Certificate of Elimination is executed on behalf of the Company by its President and Chief Executive Officer this 3rd day of February, 2004.

                                        ALFACELL CORPORATION


                                        By: /s/ Kuslima Shogen
                                            ------------------------------------
                                            Kuslima Shogen
                                            Chairman and Chief Executive Officer


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